EXHIBIT 16.23.2

                         Opinion and Consent of Counsel


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                                                 April 28, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      PHL Variable Insurance Company
                  Registration No. 333-20277


Dear Sirs:

         As Counsel to the Registrant, I have participated in the development of and am familiar with the market value adjustment feature ("MVA") that is offered under the variable annuity contracts registered under Registration No. 33-87376 (the "Contracts"), which is the subject of the above-captioned Registration Statement on Form S-1.

         In connection with this opinion, I have reviewed the Contracts, the Registration Statements, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Contracts with the MVA added.

         Based upon this review, I am of the opinion that each of the Contracts, when issued with the MVA will have been validly and legally issued as fully paid and nonassessable securities.

         I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

                                                 Very truly yours,

                                                 /s/ Edwin L. Kerr
                                                 Edwin L. Kerr, Counsel
                                                 Phoenix Home Life Mutual
                                                  Insurance Company